EXHIBIT 10.4

Description of Second Half 2005 Cash Incentive Plan

On August 3, 2005, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (the “Company”) approved a cash incentive plan pursuant to which exempt employees of the Company, including, without limitation, its executive officers, will be eligible to receive a one-time cash incentive payment in the event that the Company meets specified aggregate levels of pro forma income (“PFI”) in its third and fourth fiscal quarters of 2005 combined, as announced to the public with the Company’s overall financial results for 2005.

PFI is calculated by taking the Company’s net income for a given period as calculated in accordance with GAAP, and then excluding the effect of regularly reported non-cash charges and infrequent or unusual events, including, without limitation, charges for the amortization of acquisition-related intangible assets, compensation expenses related to employee equity awards, costs associated with litigation settlements, restructuring charges, the write-off of deferred equity financing costs and expenses related to abandoned merger and acquisition activities. The effect of any incentive pool funded or incentives paid under the plan will not be included in the calculation of PFI.

The size of any incentive pool funded under the plan will depend on whether the Company achieves one or more of three distinct levels of PFI listed below in its third and fourth fiscal quarters of 2005 combined:

Total Q3 and Q4 PFI Achieved Incentive Pool

Target 1 $500,000

Target 2 $650,000

Target 3 $850,000

The dollar amounts of PFI Targets 1, 2 and 3 have been omitted from this summary as they are specific quantitative performance related-factors involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company. The pool will initially be established at $500,000 if PFI Target 1 is achieved in the aggregate in the third and fourth fiscal quarters of 2005. No payout would be made unless this minimum threshold is achieved.

The pool will be increased by $150,000 if the Company achieves PFI Target 2. It will increase by another $200,000 if the Company achieves PFI Target 3. The maximum amount of the incentive pool for 2005 would be $850,000.

The incentive pool is established or increased only upon reaching the specified PFI Target levels in the third and fourth fiscal quarters of 2005 combined. The higher level of funding for the incentive pool will only occur when the next threshold level of PFI is achieved, and no incremental increases in funding will occur based upon partial progress toward the next PFI Target level.

Awards and payout of any incentive pool created would not occur until the first quarter of 2006. The amount of any employee’s individual award under the plan will be determined by management (or in the case of executive officers, the Compensation Committee of the Board of Directors) in its discretion at the time of the awards based on a variety of factors, including, without limitation, the employee’s individual performance and contribution to the Company’s success, the contribution of each division or department and the Company’s performance overall.